EMPLOYMENT AGREEMENT

This Employment Agreement made effective as of March 2, 2020 by and between Diversicare Healthcare Services, Inc., a Delaware corporation (the “Company”), and Rebecca B. Bodie (the “Executive”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

SECTION I EMPLOYMENT

The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section III.A. below and upon the terms and conditions provided in the Agreement.

SECTION II
POSITION AND RESPONSIBILITIES

The Executive agrees to serve as Executive Vice President and Chief Operating Officer of the Company and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to Executive from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”).

SECTION III TERMS AND DUTIES

A.	Period of Employment

The period of Executive’s employment under this Agreement will commence as of the date hereof and shall continue through September 30, 2020, subject to extension or termination as provided in this Agreement (“Period of Employment”). On October 1 of each year beginning October 1, 2020, the period of Executive’s employment shall be extended for additional one (1) year periods, unless either party gives notice thirty (30) days in advance of the expiration of the then current period of employment of such party’s intent not to extend the Period of Employment.

B.	Duties

During the Period of Employment, the Executive shall devote all of her business time, attention and skill to the business and affairs of the Company and its subsidiaries; provided, however, that, subject to the terms and conditions of Section IX below, the Company agrees that Executive may: (1) engage in and manage her passive personal investments; (2) engage in charitable and civic activities; and (3) with the consent and approval of the Board (or a committee thereof in), serve as a member of the Board of Directors or Managers of another entity, provided that the activities described in the foregoing clauses (1) through (3) will not conflict with the

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business and affairs of the Company or its subsidiaries or materially interfere with Executive’s performance of her duties and responsibilities hereunder. The Executive will perform faithfully the duties which may be assigned to her from time to time by the Board. The Executive will perform her duties primarily at the Company’s headquarters in Nashville, Tennessee. The Company recognizes that Executive currently resides in Georgia, and will commute to Nashville. Expense reimbursement for commuting to Nashville will be as provided in Section V.

SECTION IV COMPENSATION AND BENEFITS

A.	Compensation

For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

1.	Base Salary

The Company shall pay the Executive a base salary (“Base Salary”) as follows: three hundred thousand ($300,000.00) per annum.

Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month and subject to applicable withholdings and deductions. The Base Salary shall be reviewed annually and shall be subject to increase according to the policies and practices adopted by the Company from time to time.

B.	Annual Incentive Awards

The Company will pay the Executive annual incentive compensation awards as may be granted by the Board or a compensation committee to the Executive under any applicable executive bonus or incentive plan in effect from time to time. In all events, any such incentive bonuses or payments will be made between January 1 and March 15 following the Executive’s taxable year in which such award is no longer subject to a substantial risk of forfeiture as defined by Treasury Regulation Section 1.409A-1(d).

C.	Additional Benefits

The Executive will be entitled to participate in all compensation or employee benefit plans or programs in effect from time to time for the Company’s salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, car allowance, housing allowance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including capital accumulation programs, Restricted Stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives at any time, in its sole discretion.

SECTION V BUSINESS EXPENSES

The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of her duties and obligations under this Agreement. The Executive will be compensated for reasonable travel expenses to the Company’s headquarters in Nashville, TN.

SECTION VI DISABILITY

A.In the event of Disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of her Disability, until such time as Executive’s long term disability insurance benefits are available. Once the Executive’s long term disability insurance benefits are available, the Company’s obligation to continue paying compensation shall cease unless the Disability ends. Notwithstanding the foregoing, in the event the Executive’s Disability lasts for a continuous period of six (6) months after the Executive first becomes disabled, the Company may terminate the employment of the Executive. In this case, the Company’s obligation to make payments under this Agreement shall cease as of the date of termination, except for earned but unpaid Base Salary and incentive compensation awards, which will be paid on a pro-rated basis for the year in which the Disability occurred based on actual performance and paid at such time as incentive awards are paid in accordance with Section IV.B above. In the event of such termination, all unvested stock options, SARs, restricted stock, restricted stock units or other equity grants granted to the Executive under the Company’s 2010 Long-Term Incentive Plan or other stock option program or plan (the “Plan”) held by Executive shall be deemed fully vested on the date of such termination.

B.During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as she is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make herself available to the Company to undertake assignments consistent with her prior position with the Company and her physical and mental health, but only in accordance with applicable law. If the Company fails to make a payment or provide a benefit as set forth in this Section VI, the Executive’s obligation to furnish such information and assistance will end.

SECTION VII DEATH

In the event of the death of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and incentive compensation awards, which will be paid on a pro-

rated basis for the year in which the death occurred based on actual performance and paid at such time as incentive awards are paid in accordance with Section IV.B above. In the event of death, all unvested stock options, SARS, restricted stock, restricted stock units or other equity grants granted to the Executive under the Plan held by Executive shall be deemed fully vested on the date of death. Any proceeds of any applicable life or other insurance or other death benefit programs provided by the Company shall be paid in accordance with the terms of each such plan or program.

SECTION VIII
EFFECT OF TERMINATION OF EMPLOYMENT

A.If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge, as defined later in this Agreement, but only if Executive has executed and not revoked within the revocation period a valid and effective release agreement in a form reasonably acceptable to the Company (the “Release”), the Company will pay the Executive in a lump sum an amount equal to 100% of her annual Base Salary as in effect at the time of the termination which payment shall be made upon the effective date of the Release, subject to Section XII. Any earned but unpaid Base Salary and incentive compensation awards will be paid in a lump sum upon such Without Cause Termination or Constructive Discharge. In addition, the Company shall make a lump-sum cash payment equal to the economic value (without any discount or reduction for the time value of money) of the provision of twelve (12) months of the group hospitalization, health, dental care, disability and life insurance benefits described in this Agreement as in effect (and to the extent that Executive is enrolled) at the date of termination of employment; provided, however, that (1) with respect to any employee benefit plan or program of the Company that provides coverage on an insured basis, such economic value shall be the cost of the total premiums expected to be paid by the Company for such coverage of the Executive for twelve (12) months, and (2) with respect to all other employee benefit plans or programs of the Company, the economic value shall be the expected net cost to the Company of providing such coverage to the Executive for a period of twelve (12) months, grossed up for any income, payroll or similar taxes to which such payments may be subject. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge, all stock options, SARs, restricted stock or other equity grants granted to the Executive under the Plan shall be deemed vested. Any restricted stock or restricted stock units that are held or become vested by the Executive at the time of such termination of employment shall be settled in accordance with their terms, including any applicable deferral elections made under Section 409A of the Code.

B.If the Executive’s employment terminates due to a Termination for Cause, earned but unpaid Base Salary will be paid through the date of termination. No other payments will be made or benefits provided by the Company.

C.Upon termination of the Executive’s employment at any time for reasons other than due to death, Disability, or pursuant to Paragraph A of this Section, the Period of Employment and the Company’s obligation to make payments under this Agreement will cease as of the date of the termination except as expressly defined in this Agreement.

D.	For this Agreement, the following terms have the following meanings:

1.	“Termination for Cause” is limited to the following:

(i)    A material breach or omission by the Executive of any of her duties or obligations under this Agreement (except due to Disability) that the Executive shall fail to cure after receipt of written notice of such breach or omission from the Company, which notice shall designate the period of time within which the breach or omission must be cured to the satisfaction of the Company, as applicable, in order to prevent a termination for Cause; provided, however, that Executive shall only be permitted the opportunity to cure such breaches or omissions a total of two (2) times in any twelve (12)-month rolling period;

(ii)    The Executive shall willfully engage in any action that materially damages, or that may reasonably be expected to materially damage, the Company or the business or goodwill thereof;

(iii)	The Executive shall breach her fiduciary duty to the Company;

(iv)    The Executive shall commit any act involving fraud, the misuse or misappropriation of money or other property of the Company, a felony, or chronic absenteeism;

(v)    Gross negligence or willful misconduct by the Executive or Executive’s performance of her duties in a repeatedly unsatisfactory manner;

(vi)    The Executive shall commit acts constituting gross insubordination, such as, without limitation, the intentional disregard of any reasonable directive of the Company.

2.    “Constructive Discharge” means termination of the Executive’s employment by the Executive as a result of any of the following: a material diminution of Base Salary of Executive; a material diminution in the Executive’s authority, duties or responsibilities; or any other action or inaction that constitutes a material breach of the terms of this Agreement. Provided, however, that such condition shall not constitute a reason for Constructive Discharge unless the Executive provides written notice of such condition within sixty (60) days of its occurrence and provides the Company with thirty (30) days to remedy the condition. Further, any termination of employment by the Executive must occur within one hundred twenty (120) days from the initial existence of the condition giving rise to the Constructive Discharge.

3.    “Without Cause Termination” means termination of the Executive’s employment by the Company (a) other than due to (i) death, (ii) Disability or (iii) Termination for Cause; or (b) upon expiration of the Period of Employment as a result of the giving of notice by the Company of its intent not to extend the Period of Employment as provided in Section III.A, for notices given after October 1, 2020, and the Executive’s termination of employment due to such nonrenewal.

SECTION IX
OTHER DUTIES OF THE EXECUTIVE DURING AND AFTER THE PERIOD OF EMPLOYMENT

A.The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in her possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

B.The Executive recognizes and acknowledges that Confidential Information is a valuable asset of the Company. “Confidential Information” means all confidential, proprietary and trade secret information (including all tangible and intangible embodiments thereof) that concerns the Company, the services or products offered by the Company, lists of and information regarding current and prospective patients, customers, referral sources, payors, vendors and suppliers of the Company, personnel information (including the identity of former, current and prospective employees, independent contractors and other business associates of the Company and the responsibilities, competence and abilities of such persons), computer programs, unpatented inventions, discoveries or improvements, marketing, manufacturing or organizational research and development, contracts and contractual relations, licenses, accounting ledgers and financial statements, business plans, forecasts and projections, business methods, pricing and financial information, information concerning planned or pending acquisitions or divestitures, and information concerning purchases of real property or major equipment or other personal property, and any other information or data that the Company treats as proprietary or designates as confidential information, whether or not owned or developed by Company; provided, however, that “Confidential Information” does not include any information that has been made generally available to the public (other than through the Executive’s breach of this Agreement or by a third- party’s breach of a confidentiality covenant). Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law provided that as soon as reasonably practicable before such disclosure, the Executive gives the Company prompt written notice of such disclosure to enable the Company to seek a protective order or otherwise preserve the confidentiality of such information. The Executive will not make use of this type of information for her own purposes or for the benefit of any person or organization other than the Company. The Executive will also use her best efforts to prevent the disclosure of this information by others.

C.Promptly after the date the Executive’s employment with the Company ends or at the Company’s earlier request, the Executive will deliver to the Company all Confidential Information, keys, computer hardware, computer software, equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists and other records (in whatever form) that are in the Executive’s possession or under the Executive’s control and were obtained from or relate to the Company’s business. All such information and property will remain the property of the Company.

D.During the Period of Employment and for a twelve (12) month period thereafter, the Executive will not use her status with the Company to obtain loans, goods or services from another organization on terms that would not be available to her in the absence of her relationship to the Company. During the Period of Employment and for a twelve (12) month period following termination of the Period of Employment: (i) the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; (ii) the Executive without prior express written approval by the Board will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and (iii) the Executive without express prior written approval from the Board, will not solicit any then current clients of the Company to terminate, restrict, or hinder such client’s association with the Company or interfere in any way with the relationship between such client and the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company; provided however, that general solicitations published in a journal, newspaper or other publication or posted on an internet job site and not specifically directed toward employees of the Company will not constitute a breach of this Section IX.D (collectively, the “Non-Competition Provisions”). The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope, and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Company.

E.The Executive acknowledges that her breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section IX without being required to prove damages or furnish any bond or other security. The parties agree that if any court or other decision-maker of competent jurisdiction determines that any of Executive’s covenants contained in this Agreement, including, without limitation, any of the Non-Competition Provisions, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

SECTION X INDEMNIFICATION, LITIGATION

The Company shall indemnify and hold harmless Executive for any liability to any third- party incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and under the rules and policies of the Company, except that Executive must have in good faith believed that such action was in the best interest of the Company and such course of action or inaction must not have constituted gross negligence, fraud, willful misconduct, or breach of a fiduciary duty.

SECTION XI CHANGE IN CONTROL

In the event there is a Change in Control (as defined below) of the ownership of the Company, any stock options granted to the Executive, but subject to vesting restrictions, will be fully vested upon a Change in Control whether or not the Executive is terminated.

SECTION XII
CODE SECTION 409A COMPLIANCE

A.Administration and Construction. To the extent applicable (as determined by Section XII.B, below), the parties hereto intend that this Agreement comply with Section 409A. This Agreement shall be construed in such a manner as to be in compliance with Section 409A. Any term used in this Agreement which is defined in Section 409A or the regulations promulgated thereunder (the “Regulations”) shall have the meaning set forth therein unless otherwise specifically defined herein. Should any provision be found to be not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for the parties to achieve compliance with Section 409A.

B.	Section 409A Compliance.

1.    All payments to be made to the Executive upon a termination of employment may only be made upon a “separation from service” (defined below) of the Executive. For purposes of Section 409A, (i) the Executive may not, directly or indirectly, designate the calendar year of payment; and (ii) no acceleration of the time and form of payment of any nonqualified deferred compensation to the Executive, or any portion thereof, shall be permitted. Each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A.

2.	Delayed Payments.

(i)    Notwithstanding any other payment schedule provided herein to the contrary, if, and only if, the Executive is deemed on her termination date to be a “specified employee” within the meaning of that term under section 409A(a)(2)(B) of the Code, then the terms of this Subsection shall apply as required by Section 409A. Any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” shall be made on the date that is the earlier of (y) the expiration of the six (6) month period measured from the date of such “separation from service” of the Executive or (z) the date of the Executive’s death (the “Delay Period”) to the extent required under and in accordance with Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum by the Company, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(ii)    To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs otherwise are required to be paid by the Company under this Agreement or to the extent that such benefits otherwise are required to be provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

3.    Notwithstanding any other provision of the plans or programs constituting the benefits described herein, any expenses or other fringe benefits that are deemed deferred compensation as defined in Section 409A shall be reimbursed or provided in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.

4.    Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

5.    Notwithstanding the any other provision of this Agreement, if the consideration and revocation period regarding the Release begins and ends in separate years, the payment or commencement of the termination payments under Section VIII above shall be accumulated and made or commence in the subsequent year in all events.

C.	Section 409A Definitions.

1.    Section 409A. Section 409A shall mean section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued thereunder.

2.    For purposes of this Agreement, the phrase termination of employment or any similar term or phrase shall mean the Executive’s “separation from service” as defined by the default provisions of Treas. Reg. § 1.409A-1(h).

3.	A “Change in Control” shall mean any of the following:

(i)    Change of Ownership of the Company. The date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the

Company. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section XII.D.3(i). This Section XII.D.3(i) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(ii)	Change in the Effective Control of the Company.

(a)    The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to effectively control the Company (within the meaning of this Section XII.D.3(ii)(a)), the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the corporation within the meaning of Section XII.D.3(i)).

(b)    The date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(iii)    Change in the Ownership of a Substantial Portion of the Company’s Assets. The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than eighty percent (80%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Agreement when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer as provided in the following sentence. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (w) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock in the Company, (x) an entity, fifty percent (50%) or more of the total voting power of which is owned, directly or indirectly, by the Company, (y) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total voting power of all the outstanding stock of the Company, or (z) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (y) above.

For purposes of this Section XII.D.3, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

This definition of “Change in Control” is intended to be consistent with the phrase “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” as used in section 409A(a)(2)(A)(v) of the Code and the Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent with such intent. Further, this definition is intended to comply with Section 409A and shall be interpreted in accordance therewith.

(4)“Disability” or “Disabled” as used in this Agreement means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 1.409A-3(i)(4) of the Treasury Regulations.

SECTION XIII NON-WAIVER

The parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a party will constitute a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

SECTION XIV EFFECTIVE PRIOR AGREEMENTS

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

SECTION XV CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term “the Company” as used will mean the other corporation and this Agreement shall continue in full force and effect. This Section XV is not intended to modify or limit the rights of the Executive hereunder, including without limitation, the rights of Executive under Section XI.

SECTION XVI MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XVII GOVERNING LAW; ARBITRATION

This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the rules of the American Arbitration Association or other rules mutually agreed to by the parties and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

SECTION XVIII NOTICES

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or if delivered by hand, overnight delivery service or confirmed facsimile transmission, to the following:

(a)    If to the Company, at 1621 Galleria Boulevard, Brentwood, TN 37027- 2926, Attention: President or Chief Executive Officer, or at such other address as may have been furnished to the Executive by the Company in writing; or

(b)    If to the Executive, at 4910 Flycatcher Drive, Alpharetta, GA 30004, or such other address as may have been furnished to the Company by the Executive in writing.

SECTION XIX
BINDING AGREEMENT; ASSIGNMENT

This Agreement shall be binding on the parties’ successors, heirs and assigns. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. This Agreement may be assigned by the Company without Executive’s consent.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIVERSICARE HEALTHCARE SERVICES, INC.

/s/ James R. McKnight, Jr.

By:	James R. McKnight, Jr.
Title:    President and Chief Executive Officer EXECUTIVE:

/s/ Rebecca B. Bodie
Rebecca B. Bodie

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